Exhibit 99.1

Contacts for The McClatchy Company: Investors: Elaine Lintecum 916-321-1846	Contact for Avista Capital Partners: Diana Postemsky, Kekst and Company 212-521-4805

Press: Cindy Leggett-Flynn or Sarah Lubman Brunswick Group 212-333-3810

McCLATCHY TO SELL THE STAR TRIBUNE TO AVISTA CAPITAL PARTNERS

Sale Provides Tax Advantages, Lowers Debt and Enhances Flexibility

and Competitive Position for McClatchy

SACRAMENTO, CA and NEW YORK, NY, December 26, 2006—The McClatchy Company (NYSE: MNI) today announced that it has reached a definitive agreement to sell the Star Tribune newspaper of Minneapolis, MN to Avista Capital Partners for $530 million. In addition, McClatchy expects a future cash tax benefit equal to approximately $160 million related to the sale. The purchase covers the newspaper as well as other publications and websites related to the newspaper. The transaction is expected to close in the first quarter of 2007.

“The Star Tribune is a great newspaper with talented staff and management,” said Gary Pruitt, Chairman and CEO of McClatchy. “It is a profitable business that has generated significant returns for the company over the years. However, as we continued to analyze our business following the Knight Ridder acquisition, it became clear that selling the Star Tribune strengthens McClatchy’s competitive position. This decision will better align our portfolio for today’s changing media environment.”

Following completion of the Knight Ridder transaction, a detailed analysis of McClatchy’s portfolio identified a number of unique financial benefits associated with the sale of the Star Tribune that would serve the long-term interests of the company and its shareholders. Proceeds from this tax-advantaged sale will enable McClatchy to reduce debt, improve the company’s financial performance, and provide increased flexibility to capitalize on new opportunities in the newspaper industry, including digital investments. The company has no plans to divest further newspapers.

OhSang Kwon, a partner of Avista Capital Partners, said, "With an exceptional brand, presence in a strong demographic market, a rapidly growing internet platform and an experienced management team, the Star Tribune represents a very attractive asset among major metropolitan newspapers. We will be entering this market in a leading position and find great promise in the company’s potential for growth. Moreover, we are eager to start working with the talented people of the Star Tribune and serving the people of the Twin Cities.”

Proceeds from the sale will be enhanced by applying the tax loss arising from the transaction against the tax gains generated by McClatchy’s sales of 12 newspapers formerly owned by Knight Ridder earlier this year. The tax loss carry back is expected to yield a cash tax benefit of $160 million by 2008. Taken together with the sale price, this transaction is expected to yield total cash proceeds of approximately $690 million, which will be used to pay down debt from the Knight Ridder purchase.

“The fact that McClatchy is in a position to capture $160 million in addition to the sale proceeds because of favorable tax conditions made selling at this time compelling,” said McClatchy CFO Pat Talamantes.

McClatchy will now operate 31 newspapers in 29 markets, ranging from Anchorage to Miami with 2.76 million in daily and 3.45 million Sunday circulation. It will be the country’s third largest newspaper publisher, based on latest circulation reports.

“McClatchy is actively engaged in creating its future, building a company that meets the needs of its customers and rewards its shareholders,” Pruitt said. “Business-as-usual offers no solution in a rapidly changing environment; clear vision, sound judgment and timely execution do.

“As we said during the divestiture of select Knight Ridder newspapers after our acquisition, McClatchy is a disciplined company driven by clear-eyed strategic decisions,” Pruitt said. “We don’t shy away from the tough decisions necessary to build the foundation for overall success. In this case, the analysis was clear: McClatchy will be a stronger company, better positioned to build its future by selling the Star Tribune. Building a modern media company is a work in progress, but we believe strongly in the future of journalism and its public service role. McClatchy is proud to carry on that tradition as an industry leader.”

Pruitt added: “I’d like to thank our employees across the company and at the Star Tribune for their continued dedication to excellence in bringing the news to their communities. While the media landscape is changing, the need for fair and accurate reporting continues, and remains our primary mission.”

McClatchy purchased the Star Tribune from Cowles Media Company in March 1998 for a total of $1.2 billion, after taking into account McClatchy’s concurrent sale of Cowles’ magazine and book publishing businesses. The Star Tribune is the largest newspaper in Minnesota with daily circulation of 361,172 and Sunday circulation of 596,333, and operates the leading local online site in Minneapolis, startribune.com.

Credit Suisse Securities (USA) LLC served as financial advisor to McClatchy in this transaction. Wilson Sonsini Goodrich & Rosati served as legal counsel to McClatchy, and Davis Polk & Wardwell served as legal counsel to Buyer.

About McClatchy

The McClatchy Company will now be the third-largest newspaper company in the United States, with 31 daily newspapers and approximately 50 non-dailies. McClatchy owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The (Raleigh) News & Observer. In addition, McClatchy has a robust network of internet assets, including leading local websites in each of its daily newspaper markets, offering users information, comprehensive news, advertising, e-commerce and other services. The company also owns and operates McClatchy Interactive, an interactive operation that provides websites with content, publishing tools and software development; Real Cities (http://www.RealCities.com), the largest national advertising network of local news websites, including more than 130 newspaper websites; and 15.0% of CareerBuilder, the nation’s largest online job site. McClatchy also owns 25.6% of Classified Ventures, a newspaper industry partnership that offers classified websites such as cars.com and apartments.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

About Avista Capital Partners

Avista Capital Partners is a leading private equity firm with offices in New York, NY and Houston, TX. Founded in 2005, Avista's strategy is to make controlling or influential minority investments primarily in growth-oriented media, healthcare and energy companies. Through its team of seasoned investment professionals and industry experts, Avista seeks to partner with exceptional management teams to invest in and add value to well-positioned businesses.

ADDITIONAL INFORMATION

Statements in this press release regarding the proposed transaction between McClatchy and Avista Capital Partners, the expected timetable for completing the transaction, future financial and operating results, benefits of the transaction (including but not limited to tax benefits), future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction; to realize the benefits from the transaction and to realize future opportunities; and the other factors described in McClatchy’s Quarterly Report on Form 10-Q for the quarter ended September 24, 2006 and the final Prospectus/Proxy Statement/Information Statement contained in McClatchy’s Registration Statement on Form S-4 (Registration No. 333-133321. McClatchy disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.